Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-196541, 333-196950, 333-199646, 333-212658, 333-217131, 333-221124, 333-230963, 333-232447 and 333-266194) on Form S-3 and (Nos. 333-110585, 333-135814, 333-199648 and 333-221781) on Form S-8 of RiceBran Technologies of our report dated March 16, 2023, relating to the consolidated financial statements of RiceBran Technologies, appearing in this Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2022.

/s/RSM US LLP

Houston, Texas

March 16, 2023